Capital Bancorp Reports Fourth Quarter 2019 Net Income of $5.1 million
Increases in Net Interest Income and Noninterest Income contributed to a 32.3% year-over-year increase in Net Income
Rockville, Maryland, January 23, 2020 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $5.1 million, or $0.36 per diluted share, for the fourth quarter of 2019. By comparison, net income was $3.5 million, or $0.25 per diluted share, for the fourth quarter of 2018. Return on average assets was 1.48%,for the fourth quarter of 2019, compared to 1.27% for the same period in 2018, and return on average equity was 15.3% for the fourth quarter of 2019, compared to 12.3% in the same period of 2018.
"Capital Bancorp is executing on the market disruption to post strong balanced growth. The challenging operating environment presents headwinds, but we have been able to attract new customers and talent while exerting pricing and credit discipline to help offset margin compression. As we head into 2020, we believe that our differentiated operating model creates compelling value for customers and investors." said Ed Barry CEO of Capital Bancorp.
2019 Fourth Quarter Performance

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Record Net Income - Net income for the fourth quarter of 2019 increased 13.2% to $5.1 million compared to $4.5 million for the third quarter of 2019. On a fully diluted basis, earnings per share for the three months ended December 31, 2019 was $0.36, compared to $0.32 per share for the three months ended September 30, 2019. Return on average assets was 1.48%, an increase of 6 basis points compared to the third quarter of 2019. Return on average equity for the fourth quarter of 2019 was 15.3%, compared to 14.0% for the previous quarter.

•
Solid Loan Growth - For the quarter ended December 31, 2019, total loans increased $30.8 million, or 2.7%, to $1.17 billion compared to $1.14 billion at September 30, 2019. Commercial and industrial loans grew $18.2 million, or 13.7% and construction real estate loans increased $16.5 million, or 9.0%.

•
Strong Core Deposit Growth - The Company increased overall deposits quarter over quarter by $113.0 million, or 10.2% to $1.23 billion. The growth in the portfolio was primarily due to an increase in money market balances of $115.9 million, partially offset by a seasonal decline in certain interest bearing demand accounts.

•
Net Interest Margin - The net interest margin decreased 50 basis points to 5.33% for the fourth quarter of 2019 compared to the prior quarter. The decrease was primarily attributable to three factors. The most significant impact was the result of a strategic initiative to increase our liquidity position during the fourth quarter resulting in an increase in low yielding overnight deposits for part of the quarter. The additional liquidity was utilized to continue re-balancing the deposit portfolio, to fund loan growth, and to bolster our investment portfolio. The remaining excess liquidity will be deployed in early 2020 for the same purposes. This excess liquidity had a 23 basis point negative impact on the fourth quarter margin. In addition, interest rate decreases in late September and October precipitated an 11 basis point reduction in the margin. Lastly, loan yields in the credit card portfolio were negatively impacted by a seasonal increase in the level of fees and interest charged off, reducing the margin by 11 basis points for the quarter.

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Continued Growth in OpenSky® Credit Card - New originations for the quarter totaled 24,100 compared to 16,100 in the same quarter of the prior year. In the fourth quarter of 2019, our credit card loan portfolio increased to $46.4 million, representing an increase from the prior quarter of $2.4 million, or 5.3%, with the related deposit accounts increasing to $78.2 million.

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Consistent Mortgage Business - Capital Bank Home Loans production experienced a $12.3 million seasonal decrease in mortgage loan originations; however, gain on sale revenue for the fourth quarter of 2019 of $5.0 million remained flat compared to prior quarter revenue of $5.0 million. Gain on sale as a percent of loans sold showed a slight decrease in the fourth quarter to 2.70% compared to 2.77% in the previous quarter. The decline in gain-on-sale margin during the fourth quarter is largely attributable to the significant increase in price sensitive refinance activity driven by the lower rate environment.

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Sound Asset Quality - Non-performing assets as a percentage of total assets remained stable at 0.50% at December 31, 2019, compared to 0.51% at September 30, 2019. The quarterly decrease is due to a reduction of non-performing loans of approximately $410 thousand.

2019 Highlights

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Record Net Income - Net income for the year ended December 31, 2019 increased 32.3% to $16.9 million from $12.8 million in 2018. Diluted earnings per share for the current year increased to $1.21 from $1.02 in 2018 an increase of 18.6%. Return on average assets was 1.38% compared to 1.22% in 2018. Return on average equity was 13.7% compared to 13.9% in 2018.

•
Solid Loan Growth - Year over year, loans increased $170.9 million, or 17.1% to $1.17 billion from $1.00 billion at December 31, 2018. While outstanding balances grew in all loan categories, the strongest growth in 2019 was in commercial real estate, construction real estate and credit cards, with increases of: $69.4 million, or 24.9%; $41.1 million, or 26.1%; and $11.7 million, or 33.9%, respectively.

•
Strong Core Deposit Growth and Improving Deposit Profile - Year over year, deposits increased 28.3% with the largest increase occurring in interest bearing demand accounts. The Company continues to execute on its strategic initiative to improve the deposit portfolio mix by reducing reliance on wholesale time deposits. Accordingly, wholesale time deposits decreased by $26.3 million or 13.6% from $193.3 million at December 31, 2018 to $167.0 million at December 31, 2019. As a percentage of total deposits at December 31, 2019, wholesale time deposits comprised 13.6%, down from 20.2% a year earlier.

•
Stable Net Interest Margin - Despite a falling interest rate environment in the second half of 2019, for the year the Bank was able to maintain a healthy 5.60% net interest margin, a 1 basis point increase over 5.59% for the prior year. Loan yields, excluding credit cards, increased to 5.91% for the year ended December 31, 2019 from 5.76% for the year earlier.

•
Thriving Mortgage Business - Due primarily to the favorable mortgage refinancing market in 2019, Capital bank Home Loans saw strong growth in mortgage originations year over year. Originations for 2019 were $591.8 million compared to $337.1 million for 2018, an increase of $254.6 million, or 75.5%.

•	Sound Asset Quality - Non-performing assets as a percentage of total assets remained relatively stable at 0.50% as of December 31, 2019, compared to 0.44% at the prior year end.

Net charge-offs for the year decreased to $797.6 thousand or 0.07% of average loans, as compared to $864.3 thousand or 0.09% of average loans, for the prior year.

•
Credit Card Growth - OpenSky® credit card accounts showed strong year over year growth with an increase of 53,400 accounts, or 31.4%. Total credit card accounts exceeded 223,000 accounts at December 31, 2019. Our enhanced customer application and improved mobile servicing functionality contributed to this increase in customer accounts. Year over year, outstanding credit card balances increased $11.7 million, or 33.9%, and card related deposits increased $18.3 million, or 30.5%.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended		4th Quarter	Twelve Months Ended		YTD
	December 31,		2019 vs. 2018	December 31,		2019 vs. 2018
(in thousands except per share data)	2019	2018	% Change	2019	2018	% Change
Earnings Summary
Interest income	$22,393	$18,238	22.8%	$83,354	$69,127	20.6%
Interest expense	4,339	3,348	29.6%	15,842	11,239	41.0%
Net interest income	18,054	14,890	21.2%	67,512	57,888	16.6%
Provision for loan losses	921	500	84.2%	2,791	2,140	30.4%
Noninterest income	7,278	3,466	110.0%	24,518	16,124	52.1%
Noninterest expense	17,757	13,094	35.6%	66,525	54,123	22.9%
Income before income taxes	6,654	4,762	39.7%	22,714	17,749	28.0%
Income tax expense	1,581	1,276	23.9%	5,819	4,982	16.8%
Net income	$5,073	$3,486	45.5%	$16,895	$12,767	32.3%

Weighted average common shares - Basic	13,790	13,554	1.7%	13,733	12,116	13.3%
Weighted average common shares - Diluted	14,091	13,866	1.6%	13,969	12,462	12.1%
Earnings - Basic	$0.37	$0.26	43.0%	$1.23	$1.05	17.1%
Earnings - Diluted	$0.36	$0.25	43.2%	$1.21	$1.02	18.6%
Return on average assets	1.48%	1.27%	16.5%	1.38%	1.22%	13.1%
Return on average equity	15.32%	12.26%	25.0%	13.66%	13.94%	(2.0)%

	Quarter Ended		4th Quarter	Quarter Ended
	December 31,		2019 vs. 2018	September 30,	June 30,	March 31,
(in thousands except per share data)	2019	2018	% Change	2019	2019	2019
Balance Sheet Highlights
Assets	$1,428,495	$1,105,058	29.3%	$1,311,407	$1,234,157	$1,123,752
Investment securities available for sale	60,828	46,932	29.6%	37,073	39,157	46,080
Mortgage loans held for sale	71,030	18,526	283.4%	68,982	47,744	21,630
Loans receivable (1)	1,171,121	1,000,268	17.1%	1,140,310	1,056,291	1,007,928
Allowance for loan losses	13,301	11,308	17.6%	12,808	11,913	11,347
Deposits	1,225,421	955,240	28.3%	1,112,444	1,037,004	967,722
Borrowings and repurchase agreements	32,222	7,332	339.5%	35,556	38,889	3,010
Subordinated debentures	15,423	15,393	0.2%	15,416	15,409	15,401
Total stockholders' equity	133,331	114,564	16.4%	127,829	123,118	118,551
Tangible common equity	133,331	114,564	16.4%	127,829	123,118	118,551

Common shares outstanding	13,895	13,672	1.6%	13,783	13,719	13,713
Tangible book value per share	$9.60	$8.38	14.5%	$9.27	$8.97	$8.65
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(1) Loans are reflected net of deferred fees and costs.

Operating Results - Three Months Ended December 31, 2019 compared to three months ended December 31, 2018
For the three months ended December 31, 2019, net interest income increased $3.2 million, or 21.2% to $18.1 million compared to the same period in 2018. Reflective of the lower interest rate environment experienced in 2019, net interest margin decreased 13 basis points to 5.33% for the three months ended December 31, 2019 from 5.46% for the year earlier period. For the three months ended December 31, 2019, average interest-earning assets increased by $262.8 million, or 24.3%, compared to the three months ended December 31, 2018, while the average yield increased by 8 basis points. For the three months ended December 31, 2019, average loans increased, $162.3 million, or 16.6% to $1.14 billion from $977.4 million for the same period of 2018. Period over period average interest-bearing liabilities increased $190.3 million, or 25.9%, while the average cost increased 5 basis points, to 1.86% from 1.81%.
Loan growth during the three months ended December 31, 2019 resulted in a provision for loan losses of $921 thousand, compared to of $500 thousand for the year earlier period. Net charge-offs for the fourth quarter of 2019 were $438 thousand or 0.15% of average loans, annualized, compared to $50 thousand, or 0.04% of average loans annualized for the fourth quarter of 2018.
In the most recent quarter, noninterest income was $7.3 million an increase of $3.8 million, or 110.0% from $3.5 million in the prior year quarter. The increase is largely the result of higher credit card fees and mortgage banking revenues. Credit card fees and mortgage banking revenues increased $642 thousand and $2.9 million, which represents increases of 44.6% and 136.7%, respectively.
Noninterest expense was $17.8 million and $13.1 million for the three months ended December 31, 2019 and 2018, respectively, an increase of $4.7 million or 35.6%. The increase was driven primarily by a $2.4 million increase in salaries and benefits period over period. Included in salaries and benefits are commissions paid on mortgage originations which have increased with higher levels of mortgage originations. In the fourth quarter of 2019, commissions totaled $1.3 million as compared to $682 thousand for the same period of 2018, an increase of 96.7%. There were smaller increases in data processing, loan processing and other operating expenses during the period.
On higher levels of revenue, the Company saw a seasonal decrease in efficiency ratio for the three months ended December 31, 2019, to 70.1% compared to the three months ended December 31, 2018.
Operating Results - Twelve months ended December 31, 2019 compared to twelve months ended December 31, 2018
Net interest income increased $9.6 million, or 16.6% to $67.5 million for the twelve months ended December 31, 2019 compared to 2018, primarily as a result of the growth in average earning assets of 16.33%. For the twelve months ended December 31, 2019, our average interest-earning assets increased by $169.1 million, compared to the prior year. In addition to the average earning asset growth in 2019, year over year net interest income was bolstered by an increase in the average yield on our interest-earning assets of 24 basis points. Net interest margin increased 1 basis point to 5.60% for the twelve months ended December 31, 2019 from 5.59% for the twelve months ended December 31, 2018. Year over year, average interest-bearing liabilities increased $90.9 million with the average rate increasing by 39 basis points.
For the twelve months ended December 31, 2019, we recorded a provision for loan losses of $2.8 million, compared to $2.1 million during the previous twelve month period. Net charge-offs for the twelve months ended December 31, 2019 were $798 thousand, representing 0.07% of average loans, annualized, compared to $864 thousand, or 0.09% of average loans, annualized, in the prior year. Included in the net charge-offs for the twelve months ended December 31, 2019, were $331 thousand and $461 thousand for commercial loans and credit cards, respectively.
Noninterest income increased by $8.4 million, or 52%, from $16.1 million for the twelve months ended December 31, 2018 to $24.5 million for the twelve months ended December 31, 2019, largely due to increases in credit card fees and mortgage banking revenue. Year over year, credit card fees increased from $6.0 million to $7.6 million while mortgage banking revenue increased from $9.5 million to $16.0 million.

Noninterest expense was $66.5 million and $54.1 million for the twelve months ended December 31, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits, which includes commissions paid on mortgage originations. In 2019, as a result of robust mortgage originations, commissions were $5.4 million versus $2.8 million in 2018, an increase of $2.5 million, or 88.5%. Additionally, there were smaller increases in data processing, loan processing and other expenses.
The Company's recent investments in technology, sales processes, and sales staff are starting to generate returns as seen in the efficiency ratio for the twelve months ended December 31, 2019, which was 72.3% compared to 73.1% for the same period of 2018, an improvement of 84 basis points.
Financial Condition
Total assets at December 31, 2019 were $1.43 billion, up 29.3% as compared to $1.11 billion at December 31, 2018. Loans, excluding mortgage loans held for sale, were $1.17 billion as of December 31, 2019, compared to $1.00 billion at December 31, 2018, an increase of 17.1%.
Deposits were $1.23 billion at December 31, 2019, an increase of 28.3%, as compared to $955.2 million at December 31, 2018.
Our allowance for loan losses was $13.3 million, or 1.14% of loans at December 31, 2019, which provided approximately 282% coverage of nonperforming loans at such date, compared to $11.3 million, or 1.13% of loans, and approximately 242% coverage of nonperforming loans at December 31, 2018. Nonperforming assets were $7.1 million, or 0.50% of total assets as of December 31, 2019, up from $4.8 million, or 0.44% of total assets at December 31, 2018. Of the $7.1 million in total nonperforming assets as of December 31, 2019, nonperforming loans represented $4.7 million and other real estate owned totaled $2.4 million. Included in nonperforming loans at December 31, 2019 are troubled debt restructurings of $459 thousand.
Stockholders’ equity totaled $133.3 million as of December 31, 2019, compared to $114.6 million at December 31, 2018. The increase was primarily attributable to 2019 earnings of $16.9 million and proceeds from the exercise of stock options. Shares repurchased and retired in 2019 as part of the Company's stock repurchase program totaled 41,130 shares at a weighted average price of $13.53, for a total cost of $556 thousand including commissions. As of December 31, 2019, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2019	2018	2019	2018
Interest income
Loans, including fees	$21,758	$17,774	$81,305	$67,229
Investment securities available for sale	217	255	924	1,041
Federal funds sold and other	418	209	1,125	857
Total interest income	22,393	18,238	83,354	69,127

Interest expense
Deposits	3,801	2,916	13,689	9,792
Borrowed funds	538	432	2,153	1,447
Total interest expense	4,339	3,348	15,842	11,239

Net interest income	18,054	14,890	67,512	57,888
Provision for loan losses	921	500	2,791	2,140
Net interest income after provision for loan losses	17,133	14,390	64,721	55,748

Noninterest income
Service charges on deposits	159	119	542	484
Credit card fees	2,082	1,439	7,602	6,048
Mortgage banking revenue	4,964	2,097	15,955	9,477
Gain (loss) on sale of investment securities available for sale	—	—	26	(2)
Loss on the sale of foreclosed real estate	—	(21)	—	(21)
Loss on the disposal of premises and equipment	—	(276)	—	(276)
Other fees and charges	73	108	393	414
Total noninterest income	7,278	3,466	24,518	16,124

Noninterest expenses
Salaries and employee benefits	8,450	6,081	32,586	25,164
Occupancy and equipment	1,053	1,078	4,360	4,319
Professional fees	918	759	2,871	2,124
Data processing	4,290	3,326	15,512	14,184
Advertising	509	347	2,066	1,460
Loan processing	615	266	1,894	1,077
Other real estate expenses, net	66	(10)	122	28
Other operating	1,856	1,247	7,114	5,767
Total noninterest expenses	17,757	13,094	66,525	54,123
Income before income taxes	6,654	4,762	22,714	17,749
Income tax expense	1,581	1,276	5,819	4,982
Net income	$5,073	$3,486	$16,895	$12,767

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) December 31, 2019	December 31, 2018
Assets
Cash and due from banks	$10,530	$10,431
Interest bearing deposits at other financial institutions	102,447	22,007
Federal funds sold	1,847	2,285
Total cash and cash equivalents	114,824	34,723
Investment securities available for sale	60,828	46,932
Restricted investments	3,966	2,503
Loans held for sale	71,030	18,526
Loans receivable, net of allowance for loan losses of $13,301 and $11,308 at December 31, 2019 and December 31, 2018, respectively	1,157,820	988,960
Premises and equipment, net	6,092	2,975
Accrued interest receivable	4,770	4,462
Deferred income taxes	4,263	3,654
Foreclosed real estate	2,384	142
Prepaid income taxes	9	90
Other assets	2,509	2,091
Total assets	$1,428,495	$1,105,058

Liabilities
Deposits
Noninterest bearing	$291,777	$242,259
Interest bearing	933,644	712,981
Total deposits	1,225,421	955,240
Securities sold under agreements to repurchase	—	3,332
Federal funds purchased	—	2,000
Federal Home Loan Bank advances	32,222	2,000
Other borrowed funds	15,423	15,393
Accrued interest payable	1,801	1,565
Other liabilities	20,297	10,964
Total liabilities	1,295,164	990,494

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,894,842 and 13,672,479 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	139	137
Additional paid-in capital	51,561	49,321
Retained earnings	81,618	65,701
Accumulated other comprehensive income (loss)	13	(595)
Total stockholders' equity	133,331	114,564
Total liabilities and stockholders' equity	$1,428,495	$1,105,058

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$85,148	$311	1.45%	$35,797	$161	1.78%
Federal funds sold	5,841	22	1.49%	1,509	9	2.37%
Investment securities available for sale	37,716	216	2.27%	47,365	255	2.14%
Restricted stock	4,505	84	7.42%	3,229	39	4.79%
Loans held for sale	71,941	972	5.36%	16,729	387	9.18%
Loans(2) (3)	1,139,646	20,786	7.24%	977,381	17,387	7.06%
Total interest earning assets	1,344,797	22,391	6.61%	1,082,010	18,238	6.69%
Noninterest earning assets	15,043			8,557
Total assets	$1,359,840			$1,090,567

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$147,521	284	0.77%	$70,722	56	0.31%
Savings	3,552	3	0.33%	3,744	3	0.32%
Money market accounts	386,367	1,620	1.66%	285,986	1,119	1.55%
Time deposits	324,272	1,894	2.32%	322,937	1,738	2.14%
Borrowed funds	61,963	538	3.44%	49,998	432	3.43%
Total interest bearing liabilities	923,675	4,339	1.86%	733,387	3,348	1.81%
Noninterest bearing liabilities:
Noninterest bearing liabilities	19,137			10,022
Noninterest bearing deposits	285,619			234,357
Stockholders’ equity	131,409			112,801
Total liabilities and stockholders’ equity	$1,359,840			$1,090,567

Net interest spread(4)			4.75%			4.88%
Net interest income		$18,052			$14,890
Net interest margin(5)			5.33%			5.46%
Net interest margin excluding credit cards			4.02%			4.22%
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(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

	Twelve Months Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$47,762	$828	1.73%	$41,858	$687	1.64%
Federal funds sold	2,733	50	1.83%	1,537	27	1.76%
Investment securities available for sale	41,130	924	2.25%	50,074	1,041	2.08%
Restricted stock	4,334	243	5.61%	2,724	143	5.25%
Loans held for sale	44,483	2,899	6.52%	17,715	1,569	8.86%
Loans(2) (3)	1,064,421	78,406	7.37%	921,823	65,660	7.12%
Total interest earning assets	1,204,863	83,350	6.92%	1,035,731	69,127	6.67%
Noninterest earning assets	15,046			10,001
Total assets	$1,219,909			$1,045,732

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$109,977	672	0.61%	$72,523	210	0.29%
Savings	3,597	12	0.35%	3,704	12	0.32%
Money market accounts	344,272	5,822	1.69%	286,257	3,797	1.33%
Time deposits	302,149	7,182	2.38%	326,827	5,773	1.77%
Borrowed funds	59,387	2,153	3.63%	39,170	1,447	3.69%
Total interest bearing liabilities	819,382	15,841	1.93%	728,481	11,239	1.54%
Noninterest bearing liabilities:
Noninterest bearing liabilities	16,144			9,828
Noninterest bearing deposits	260,726			215,833
Stockholders’ equity	123,657			91,590
Total liabilities and stockholders’ equity	$1,219,909			$1,045,732

Net interest spread(3)			4.99%			5.13%
Net interest income		$67,509			$57,888
Net interest margin(4)			5.60%			5.59%
Net interest margin excluding credit cards			4.26%			4.28%
_______________

(1)	Includes nonaccrual loans.

(2)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(3)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(4)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Earnings:
Net income	$5,073	$4,481	$4,023	$3,319	$3,486
Earnings per common share, diluted	0.36	0.32	0.29	0.24	0.25
Net interest margin	5.33%	5.83%	5.79%	5.46%	5.46%
Net interest margin, excluding credit cards	4.02%	4.37%	4.37%	4.30%	4.28%
Return on average assets(1)	1.48%	1.42%	1.39%	1.22%	1.27%
Return on average equity(1)	15.32%	14.04%	13.23%	11.39%	12.26%
Efficiency ratio	70.10%	71.75%	72.18%	76.08%	71.34%
Balance Sheet:
Loans(2)	$1,171,121	$1,140,310	$1,056,291	$1,007,928	$1,000,268
Deposits	1,225,421	1,112,444	1,037,004	967,722	955,240
Total assets	1,428,495	1,311,407	1,234,157	1,123,752	1,105,058
Asset Quality Ratios:
Nonperforming assets to total assets	0.50%	0.51%	0.57%	0.63%	0.44%
Nonperforming loans to total loans	0.40%	0.57%	0.65%	0.69%	0.47%
Net charge-offs to average loans (YTD annualized)	0.07%	0.05%	0.04%	0.03%	0.09%
Allowance for loan losses to total loans	1.14%	1.12%	1.13%	1.13%	1.13%
Allowance for loan losses to non-performing loans	281.92%	195.76%	174.05%	162.51%	241.72%
Bank Capital Ratios:
Total risk based capital ratio	11.98%	11.44%	11.91%	12.23%	12.25%
Tier 1 risk based capital ratio	10.73%	10.19%	10.65%	10.98%	11.00%
Leverage ratio	8.65%	8.60%	8.91%	9.05%	9.06%
Common equity Tier 1 ratio	10.73%	10.19%	10.65%	10.98%	11.00%
Tangible common equity	8.21%	8.21%	8.40%	8.93%	8.89%
Composition of Loans:
Residential real estate	$427,925	$443,961	$426,887	$421,346	$407,844
Commercial real estate	348,091	339,448	297,891	277,905	278,691
Construction real estate	198,702	182,224	169,225	157,338	157,586
Commercial and industrial	151,109	132,935	124,436	120,191	122,264
Credit card	46,412	44,058	40,141	32,359	34,673
Other	1,285	1,148	1,015	1,195	1,202
Composition of Deposits:
Non interest bearing	$291,777	$293,378	$279,484	$262,235	$242,259
Interest bearing demand	174,166	186,422	129,199	85,969	85,747
Savings	3,675	3,994	3,572	3,595	2,866
Money Markets	429,078	313,131	347,701	320,114	288,897
Time Deposits	326,725	315,520	277,048	295,809	335,471
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$185,479	$197,754	$134,409	$74,128	$70,826
Proceeds from loans held for sale, net of gains	178,727	171,880	105,418	71,693	73,883
Gain on sale of loans	4,964	4,900	3,715	2,375	2,097
Purchase volume as a % of originations	28.95%	44.02%	79.07%	78.42%	86.72%
Gain on sale as a % of loans sold(3)	2.70%	2.77%	3.40%	3.21%	2.76%
OpenSky Credit Card Portfolio Metrics:
Total active customer accounts	223,379	221,913	211,408	187,423	169,981
Total loans	$46,412	$44,058	$40,141	$32,359	$34,673
Total deposits at the Bank	$78,223	$77,689	$73,666	$65,808	$59,954
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(1)	Annualized.

(2)	Loans are reflected net of deferred fees and costs

(3)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.4 billion at December 31, 2019 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com